Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces First Quarter Financial Results

Denver, Colorado May 11, 2007 – Vista Gold Corp. (TSX & AMEX:  VGZ) announced today its financial results for the three months ended March 31, 2007, as filed on May 10, 2007, with the US Securities and Exchange Commission and with the relevant securities commissions in Canada in the Corporation’s Quarterly Report on Form 10-Q.  Vista reported a consolidated net loss for the three-month period ended March 31, 2007, of US$776,000 or US$0.02 per share compared to a consolidated net loss of US$1,108,000 or US$0.05 per share for the same period in 2006. The decrease in the consolidated net loss of US$332,000 from the prior year is largely due to an increase in interest income of US$568,000 as well as increased gains on the disposal of marketable securities of US$163,000.  These increases in income were partly offset by increases in exploration, property evaluation and holding costs of US$78,000, corporate administration and investor relations costs of US$216,000 and stock-based compensation costs of US$100,000.

Net cash used for operations was US$920,000 for the three-month period ended March 31, 2007, compared to US$1,041,000 for the same period in 2006.  The decrease of US$121,000 is the result of an increase in cash used for accounts receivable of US$337,000, an increase in supplies inventory, prepaids and other of US$134,000 and an aggregate decrease of non-cash items of US$111,000, partially offset by a decrease in accounts payable and accrued liabilities of US$371,000 and a decrease in the consolidated net loss of US$332,000.

Net cash used for investing activities increased to US$2.0 million for the three-month period ended March 31, 2007, from US$1.4 million for the same period in 2006.  The increase of US$0.6 million is primarily the result of an increase in the addition of mineral properties of US$1.4 million of which a significant portion is the result of the drilling program in progress at the Mt. Todd gold mine, which was acquired during 2006.  This increase is partially offset by a decrease of US$1.0 million in acquisitions of mineral properties.  This represents the funds that Vista Gold placed in escrow during the same period in 2006 in connection with the acquisition of the Mt. Todd gold mine, which was completed in June 2006.  There were no comparable expenditures related to acquisitions during the 2007 period.

Net cash provided by financing activities decreased to US$1.0 million for the three-month period ended March 31, 2007, from US$5.5 million for the same period in 2006.  Warrants exercised during the period ended March 31, 2007 produced cash proceeds of US$1.2 million as compared to US$2.0 million for the same period in 2006.  Stock option exercises produced cash of US$17,000 during the period ended March 31, 2007 as compared to US$293,000 for the same period in 2006.  In February 2006, we completed a private placement financing for net proceeds of US$3.21 million.  There were no comparable transactions in the 2007 period.  The increase of US$0.3 million for prepaid transaction costs for the period ended March 31, 2007 as compared to the same period in 2006 is due to costs incurred in connection with the proposed Arrangement transaction involving Vista Gold, Allied Nevada Gold Corp. and Carl and Janet Pescio, which closed on May 10, 2007 (see discussion below).  With the completion of the Arrangement, these costs will offset any gain that we realize on the transaction.

At March 31, 2007, our total assets were US$94.0 million compared to US$92.7 million at December 31, 2006, representing an increase of US$1.3 million.  At March 31, 2007, we had working capital of US$48.4 million compared to US$49.8 million at December 31, 2006, representing a decrease of US$1.4 million.  This decrease relates to a decrease in cash balances from year end and an increase in liabilities.

The principal component of working capital at both March 31, 2007 and December 31, 2006, is cash and cash equivalents of US$46.8 million and US$48.7 million, respectively.  Other components include supplies inventory, prepaids among other things (March 31, 2007 – US$510,000; December 31, 2006 – US$381,000), marketable securities (March 31, 2007 – US$1,242,000; December 31, 2006 – US$791,000) and other liquid assets (March 31, 2007 – US$1,100,000; December 31, 2006  US$773,000).  At March 31, 2007, we had no outstanding debt to banks or financial institutions.

The selected financial data including the results of operations for the three-month period ended March 31, 2007 compared to 2006, and the financial position as at March 31, 2007 compared to December 31, 2006 is summarized in the following table:

Selected Financial Data

	Three Months Ended March 31,
	2007	2006
U.S. $000’s, except loss per share

Results of operations
Net loss	$(776)	$(1,108)
Basic and diluted loss per share	(0.02)	(0.05)

Net cash used in operations	(920)	(1,041)
Net cash used in investing activities	(1,997)	(1,449)
Net cash provided by financing activities	984	5,456

Financial position

	March 31,	December 31,
	2007	2006
Current assets	$49,617	$50,643
Total assets	94,006	92,731
Current liabilities	1,168	893
Total liabilities	5,876	5,604
Shareholders’ equity	88,130	87,127

Working capital	48,449	49,750

As previously announced, the Arrangement involving Vista Gold, Allied Nevada and Carl and Janet Pescio closed on May 10, 2007.  The transaction resulted in the acquisition by Allied Nevada of our Nevada properties and the Nevada mineral assets of Carl and Janet Pescio.  Of the 38,933,055 Allied Nevada shares issued as part of the transaction, 12,000,000 were issued to Carl and Janet Pescio as partial consideration for the acquisition of their Nevada mineral assets and 26,933,055 were issued to Vista in accordance with the Arrangement.  Of the 26,933,055 Allied Nevada shares issued to Vista, 25,403,207 shares will be available for distribution to our shareholders, subject to applicable withholding taxes (as described in the management and information and proxy circular of Vista Gold dated October 11, 2006) and after we retain approximately 1.5 million shares to facilitate the payment of any taxes payable by us in respect of the Arrangement.  Accordingly, for each share of Vista Gold that a shareholder owned immediately prior to the effective time of the Arrangement, they will receive, subject to applicable withholding taxes (a) one new share of Vista Gold, (b) 0.794 of an Allied Nevada share, and (c) any payment they are entitled to receive in lieu of a fractional share of Allied Nevada.  The new common shares of Vista Gold and Allied Nevada shares began trading on May 10, 2007, on the Toronto Stock Exchange and the American Stock Exchange.

At March 31, 2007, our working capital was US$48.4 million.  Following Vista’s transfer of US$25 million in cash to Allied Nevada in connection with the closing of the Arrangement, Vista’s working capital is now approximately US$23 million (of which approximately US$20 million is cash).

The annual general meeting of the Corporation’s shareholders was held on May 7, 2007.  Re-elected to the Board of Directors for a one-year term were John M. Clark, W. Durand Eppler, C. Thomas Ogryzlo, Robert A. Quartermain and Michael B. Richings.  PricewaterhouseCoopers LLP was re-appointed independent auditor.

Since 2001, Vista Gold Corp., based in Littleton, Colorado, has acquired a number of discovered gold projects with the expectation that higher gold prices would significantly increase their value. As gold prices have risen, Vista has completed various preliminary evaluations that have confirmed that some of the projects would be potentially viable operations at today’s gold prices.  Currently, Vista is undertaking technical programs to bring the most advanced projects to the point where decisions can be made to put these projects into production, either by Vista, or through sale or joint venture to other mining companies.  The Corporation’s holdings include the Paredones Amarillos and Guadalupe de los Reyes Projects in Mexico, Mt Todd Project in Australia, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, Long Valley Project in California, and the Amayapampa Project in Bolivia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista  expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of Vista’s business, operations, plans and other such matters are forward-looking statements. When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista, including anticipated consequences of the contemplated transaction described herein, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which Vista operates; risks due to legal proceedings; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q,  and other documents filed with the U.S. Securities and Exchange Commission. Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information on Vista, please contact Gregory G. Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.